Exhibit 99.1

FOR IMMEDIATE RELEASE
For further information, call
Bonnie Herron, 770/564-5504
or email to bherron@intelsys.com

INTELLIGENT SYSTEMS CONFIRMS DISMISSAL OF ANDERSEN AS AUDITOR

Norcross, GA – May 13, 2002 – Intelligent Systems Corporation [AMEX:INS; www.intelsys.com] announced today that it has dismissed Arthur Andersen LLP as the company’s independent auditor effective immediately. The company expects to name a successor auditor within 30 days.

Bonnie Herron, Chief Financial Officer and Vice President, said “For almost twenty years, Andersen has provided us with exceptional service and dedicated professionals of the highest caliber. It is with regret that, given the ongoing turmoil and uncertainty surrounding Andersen, the board of directors has determined that the company and its shareholders are best served by selecting another audit firm.”

The company is presently evaluating proposals from other audit firms and expects to select and announce a new independent auditor by mid-June 2002. The company intends to file today a Form 8-K with the Securities and Exchange Commission regarding the dismissal of Andersen.

About Intelligent Systems Corporation

     For more than twenty-five years, Intelligent Systems Corporation [AMEX: INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company’s consolidated subsidiaries in 2002 include VISaer, QS Technologies, Delos Payment Systems (all software companies) and ChemFree (industrial products). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company’s website at www.intelsys.com, or by calling the company’s headquarters at 770/381-2900.

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